UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/15/2013

Dynavax Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100
Berkeley, CA 94710-2753
(Address of principal executive offices, including zip code)

(510) 848-5100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On March 21, 2013, Dynavax Technologies Corporation ("Dynavax" or the "Company") announced that David Novack will be joining the Company as its Senior Vice President, Operations and Quality, effective March 25, 2013. Under the terms of his at-will offer letter dated March 6, 2013, Mr. Novack will be paid an annual salary of $300,000. Mr. Novack is also eligible to earn a sign-on bonus of $75,000 upon completion of four weeks of full-time employment, and he is eligible for annual incentive compensation of up to 50% of his annual salary. In addition, Mr. Novack will receive an option to purchase 300,000 shares of the Company's Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of the grant. The option will vest as follows: 25% of the shares subject to the option shall vest twelve months after the vesting commencement date, and 1/48 of the shares subject to the option shall vest on the last day of each month thereafter. All compensation offered to Mr. Novack is subject to applicable tax withholdings.

Mr. Novack entered into the Company's standard form of a Management Continuity and Severance Agreement, dated as of March 6, 2013. The form of the Management Continuity and Severance Agreement was filed with the Securities and Exchange Commission ("SEC") as Exhibit 10.38 to the Company's Form 10-K, as filed on March 6, 2009, as subsequently amended and filed with the SEC as Exhibit 10.61 to the Company's Form 10-Q, as filed on May 6, 2011(the "Standard Agreement"). The Standard Agreement for Mr. Novack provides severance payments and benefits upon an involuntary termination of employment, as well as certain change in control (as defined in the Standard Agreement) benefits.

If Mr. Novack's employment is involuntarily terminated other than following a change in control, Mr. Novack will receive (i) a lump-sum cash payment equal to six months of his then effective annual base salary, (ii) a payment that may be used toward the cost of health care continuation coverage for up to six months, and (iii) six months accelerated vesting of unvested options to purchase Company Common Stock. If Mr. Novack's employment is involuntarily terminated within twenty-four months following a change in control, Mr. Novack will receive (i) a lump-sum cash payment equal to twelve months of his then effective annual base salary, (ii) a lump-sum cash payment equal to his target bonus, (iii) a payment that may be used toward the cost of health care continuation coverage for up to twelve months, and (iv) the ability to exercise his then outstanding vested options to purchase Company Common Stock for up to three years following his termination. In addition, if, in connection with a change in control, Mr. Novack is offered and accepts a position with the acquirer, or is not offered a comparable position with the acquirer, then, as of immediately prior to the closing of the change in control, his then outstanding but unvested options to purchase Company Common Stock will become vested as to the number of shares underlying each such option that would have vested, in the ordinary course, in the following two years.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Certain Officers

On March 21, 2013, Dynavax announced the appointment of David Novack, age 50, to the position of Senior Vice President, Operations and Quality, effective March 25, 2013. Mr. Novack will be joining Dynavax from Novartis Vaccines & Diagnostics where he served since 2009 as the Global Head of Technical Operations and Supply Chain for Diagnostics and previously from 2007 to 2009 as the Global Head of Vaccine Manufacturing Strategy. Prior to Novartis, Mr. Novack was the Vice President, Business Development for Vaxin, Inc., a vaccine company, from 2004 to 2006. From 1993 until 2004, Mr. Novack worked at MedImmune, formerly Aviron, serving in several capacities including business development, manufacturing, contract operations and most recently as Senior Director, Supply Chain Operations. Previously, from 1989 to 1993, Mr. Novack was with American Cyanamid Company in various roles. Mr. Novack received a B.S. in Biology from State University of New York and an M.B.A. from Columbia University.

(b) Departure of Directors or Certain Officers

On March 15, 2013, Stephen Tuck, Vice President, Global Technical Operations, notified the Company that he is departing Dynavax effective on March 29, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: March 21, 2013	By:	/s/ Michael S. Ostrach
Michael S. Ostrach
Vice President